Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE: September 22, 2005	News Nasdaq-ACTT

NASDAQ STAYS ACT TELECONFERENCING’S STOCK DELISTING

Appeal hearing set for October 6, 2005

DENVER - ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced that its hearing before a Nasdaq Listing Qualifications Panel concerning compliance with Nasdaq listing criteria is set for October 6, 2005. Until a determination is made by the Panel, the delisting of ACT’s common stock has been stayed, and it will continue to trade on the Nasdaq National Market.

ACT Chief Executive Officer Gene Warren stated, “We are looking forward to meeting with Nasdaq to bring them current on our operating plan and capital structure, and to demonstrate our compliance with their requirements. We have a unique situation and we are hopeful that they will be supportive, after reviewing our actions and considering our future plans. There are alternatives to our current listing, but we think we belong where we are now.”

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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ACT’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S. The Company has virtual locations spanning the globe, including Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. For more information please visit: http://www.acttel.com.

Contacts:

Liza Kaiser, ACT Teleconferencing, Inc.

Ph: 303-233-3500; e-mail: lkaiser@acttel.com

global excellence in teleconferencing

Australia    Belgium    Canada    France    Germany    Hong Kong    The Netherlands    Singapore    United States    United Kingdom